Exhibit 4.302

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS,
INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 149924 dated October 21, 2016

For Rendering

Telecommunications Services for Cable Broadcasting

This license is granted to

Limited Liability Company

MultiCable Networks of Balashikha

Primary State Registration Number

of a Legal Entity (Individual Entrepreneur)

(OGRN, OGRNIP)

1165001054261

Taxpayer Identification

Number (INN)

5001111094

Location address (place of residence):

75 Lenina Prospect, Balashikha, Moscow Region, 143907

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until June 19, 2021

This license is granted by decision of the licensing body — Order dated December 06, 2016 No. 639-рчс

Appendix being an integral part of this license is executed on 2 sheets

Deputy Head	Signature O. A. Ivanov
Stamp
L.S.

Appendix to the license No. 149924**

License Requirements

1.      Limited Liability Company MultiCable Networks of Balashikha (licensee) shall observe the term of this license.

Abbreviated name:

MKS-Balashikha LLC

OGRN [Primary State Registration Number] 1165001054261                INN (TIN) 5001111094

Location address:

75 Lenina Prospect, Balashikha, Moscow Region, 143907

2.      The licensee shall commence provision of telecommunications services under this license on or before October 21, 2016.

3.      The licensee shall provide telecommunications services under this license only within the territory of the following settlement of the Moscow Region: Balashikha.

4.      Under this license the licensee shall provide a subscriber* with:

a)      access to the licensee’s telecommunications network;

b)      distribution (delivery) of signals from television broadcasting programs and/or cable broadcasting to the user (terminal) equipment;

c)      the subscriber line for permanent use;

d)      transmission of warning signals and emergency information on hazards arising in case of a threat of occurrence or occurrence of emergencies of natural and anthropogenic nature, as well as during military actions or as a result of these actions, on the rules of public conduct and the need for protection measures.

5.      The licensee shall provide telecommunications services in accordance with the rules of telecommunications services, as approved by the Government of the Russian Federation.

6.      When providing telecommunications services, the licensee shall observe the telecommunications network connection and interoperability rules, as approved by the Government of the Russian Federation, in case of connection of the licensee’s cable

1

communication network to the public telecommunications network, connection to the licensee’s cable communication network of other telecommunications networks.

7.      The licensee’s cable television network shall be used subject to the compliance with the standards for interference immunity and rejection of interference from radio electronic facilities operating in accordance with the Radio-Frequency Bandwidth Allocation Table for the Services in the Russian Federation in the Frequency Bandwidth from 3 kHz to 400 GHz.

8.      The licensee shall have an appropriate telecommunications network management system meeting the regulatory requirements to telecommunications network management systems established by the federal executive authority responsible for telecommunications.

9.      Telecommunications services may be provided under this license only in the presence of a license (licenses) for broadcasting and/or an agreement (agreements) with the broadcasting licensee, except for the case specified in Clause 10 of these requirements.

10.    The licensee shall broadcast mandatory public television channels and/or radio channels in its telecommunications networks at its own expense and without any changes (without conclusion of agreements with broadcasters of mandatory public television channels and/or radio channels and without charging them for transmission of mandatory public television channels and/or radio channels, as well as without charging subscribers of the operator for the right to view and/or listen to mandatory public television channels and/or radio channels).

11.    The sequence of positions of all-Russian mandatory public television channels and/or radio channels shall be determined by the President of the Russian Federation (1 - 10 positions for television channels and 1 - 3 positions for radio channels), and the sequence of positions of other mandatory public television channels shall be determined based on the results of a bidding process (auction, competitive tender) for the right to over-the-air digital terrestrial broadcasting using positions in multiplexes throughout the territory of the Russian Federation (11 - 20 positions for television channels).

12.    The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to telecommunications services for cable broadcasting and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

** This license has been granted within renewal of the license No. 141887 dated June 19, 2016.